Exhibit 99.1
Charah Solutions, Inc. Reports Fourth Quarter and Full Year 2021 Results
Achieved or Exceeded 2021 Financial Guidance
Awarded Record Level of New Business Totaling $840 Million
Strong Progress in Advancing Environmental Risk Transfer Business
Louisville, KY – March 31, 2022 – Charah Solutions, Inc. (NYSE: CHRA), a leading provider of environmental services and byproduct recycling to the power generation industry, today announced financial results for its fourth quarter and full year ended December 31, 2021. Net loss attributable to common stockholders for the fourth quarter of 2021 was $0.8 million, or $0.02 per basic share, and net income attributable to Charah Solutions, Inc. for the fourth quarter of 2021 was $1.3 million. Adjusted net loss(1) and Adjusted loss per basic share(1) for the fourth quarter of 2021 were $0.6 million and $0.02, respectively, and Adjusted EBITDA(1) was $13.7 million. Net cash used in operating activities was $12.2 million, and Adjusted free cash flow(1) was $12.6 million. For the full year 2021, net loss attributable to common stockholders was $14.6 million, or $0.46 per basic share, and net loss attributable to Charah Solutions, Inc. was $5.8 million. Excluding certain charges, for the full year 2021, Adjusted net loss(1) and Adjusted loss per basic share(1) were $12.7 million and $0.40, respectively, and Adjusted EBITDA(1) was $40.1 million. Net cash used in operating activities was $10.2 million, and Adjusted free cash flow(1) was $52.6 million.
Business Update
“2021 was a highly successful year for Charah Solutions. We achieved strong year-over-year growth in revenues, Adjusted EBITDA(1) and Adjusted free cash flow(1), which were at or above the top end of the revised guidance ranges we provided last November. Additionally, we were awarded $840 million of new business, an increase from our previous record of $715 million in 2020. We expect these awards to result in double-digit revenue growth in 2022,” said Scott Sewell, President and Chief Executive Officer of Charah Solutions, Inc. “We also made excellent progress in building on the success of our Environmental Risk Transfer (“ERT”) business. We recently announced the acquisition of two new ERT projects that are expected to commence in 2022, and we remain on track for substantial completion of other active ERT projects. Importantly, we completed the sale of 80% of the real property acreage at our Gibbons Creek project in the fourth quarter of 2021, and we announced the sale of the remaining 20% of the acreage earlier this year.”
“Looking ahead to 2022 and beyond, we see continued strong and growing interest among our existing and potential power generation customers for the environmental solutions we can provide, particularly within our remediation and compliance, byproduct services and ERT business lines. We are optimistic that we will reach our first commercial agreement for the use of our EnviroSourceTM technology in the first half of this year,” Mr. Sewell continued. “Additionally, we continue to have a substantial amount of pending and anticipated bids for new business across all of our operating categories as our utility customers continue to address their federally and state mandated remediation requirements. In January of this year, the U.S. Environmental Protection Agency (“EPA”) issued a ruling that expands and strengthens regulations affecting coal ash and groundwater management, which we view as positive for our business longer term as it should increase the amount of remediation work required by power plant owners.”
Summary of Financial Results

	Three Months Ended December 31,		Year Ended December 31,
(In thousands, except per share and margin data)	2021	2020	2021	2020
Revenue	$93,433	$65,680	$293,219	$232,377
Gross profit	3,944	4,371	25,898	22,807
Gross margin	4.2%	6.7%	8.8%	9.8%
Net income (loss) attributable to Charah Solutions, Inc.	1,316	(33,861)	(5,814)	(55,863)
Net loss attributable to common stockholders	(828)	(36,226)	(14,562)	(60,388)
Loss per common share (basic/diluted) to common stockholders	$(0.02)	$(1.21)	$(0.46)	$(2.02)
Net cash (used in) provided by operating activities	(12,194)	1,623	(10,166)	12,522

Non-GAAP Financial Measures
Adjusted net loss(1)	$(637)	$(10,721)	$(12,661)	$(25,224)
Adjusted loss per basic/diluted share(1)	$(0.02)	$(0.36)	$(0.40)	$(0.84)
Adjusted EBITDA(1)	13,696	2,079	40,072	14,242
Adjusted EBITDA margin(1)	14.7%	3.8%	13.7%	6.1%
Adjusted free cash flow(1)	$12,600	$8,694	$52,618	$16,735

(1)This is a non-GAAP financial measure; see below for an explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
Three Months Ended December 31, 2021 Results
Revenue increased $27.8 million, or 42.2%, to $93.4 million for the three months ended December 31, 2021 as compared to $65.7 million in the three months ended December 31, 2020, primarily driven by an increase in remediation and compliance services revenue from the commencement of new project work. This increase was partially offset by decreases in raw materials sales and byproduct services, which were driven by (i) reduced supply from international sources due to supply chain constraints resulting from significantly higher ocean cargo rates that have led to a decrease in profitable imported fly ash sales opportunities and (ii) the dissolution of our Ash Ventures LLC joint venture in the second quarter of 2021, respectively.
Gross profit decreased $0.4 million, or 9.8%, to $3.9 million for the three months ended December 31, 2021 as compared to $4.4 million in the three months ended December 31, 2020. As a percentage of revenue, gross profit was 4.2% and 6.7% for the three months ended December 31, 2021 and 2020, respectively. The decrease in gross profit was primarily driven by issues at certain projects, most of which are nearing completion, resulting from construction delays, supply chain issues and adverse weather impacts.
Net income attributable to Charah Solutions, Inc. increased $35.2 million to $1.3 million for the three months ended December 31, 2021 as compared to net loss attributable to Charah Solutions, Inc. of $33.9 million for the three months ended December 31, 2020. The increase in income (from a loss) was primarily due to the absence of impairment expense in the current year, increases in gains on sales of real estate, property and equipment, net, and increased gain on ARO settlement at our Gibbons Creek ERT project. Impairment expense decreased $31.6 million due to the non-recurrence of (i) a $21.0 million impairment of the Charah Solutions trade name indefinite-lived intangible asset and (ii) $10.6 million of impairments of certain grinding technology equipment and construction in progress assets and intangible asset. Gains on sales of real estate, property and equipment, net, increased $17.3 million due to the sales of certain parcels of land and increased scrap sales from the demolition of the power plant at the Gibbons Creek ERT project in 2021. Loss from equity method investment decreased $3.8 million, primarily due to the absence of a $3.8 million impairment of our investment in the joint venture that resulted from the fair value of our investment being less than its carrying value at December 31, 2020. Gain on ARO settlement increased $2.5 million due to differences between the estimated costs used in the measurement of the fair value of the Company’s ARO on the Gibbons Creek ERT project and the actual expenditures incurred for specific remediation tasks. These positive drivers were partially offset by the non-recurrence of a change in a contingent payment liability, other operating expenses from ERT services, increased interest expense from higher levels of debt, and increased general and administrative expense.
Adjusted EBITDA(1) increased $11.6 million to $13.7 million for the three months ended December 31, 2021 as compared to $2.1 million for the three months ended December 31, 2020. Adjusted free cash flow(1) increased $3.9 million to $12.6 million for the three months ended December 31, 2021, from $8.7 million in the three months ended December 31, 2020, due to the sale of certain parcels and scrap at the Gibbons Creek ERT project, partially offset by expenses related to remediation activities at Gibbons Creek and other Operating Cash Flow changes.
(1)This is a non-GAAP financial measure; see below for an explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
Year Ended December 31, 2021 Results
Revenue increased $60.8 million, or 26.2%, to $293.2 million for the year ended December 31, 2021, as compared to $232.4 million for the year ended December 31, 2020, primarily driven by an increase in remediation and compliance services revenue of $79.8 million from the commencement of new project work. This increase was partially offset by (i) lower raw materials sales of $13.6 million resulting from reduced supply from international sources due to supply chain constraints resulting from significantly higher ocean cargo rates that have led to a decrease in profitable imported fly ash sales opportunities and (ii) lower byproduct services revenue of $5.3 million primarily due to the dissolution of our Ash Ventures LLC joint venture in the second quarter of 2021.
Gross profit increased $3.1 million, or 13.6%, to $25.9 million for the year ended December 31, 2021 as compared to $22.8 million in the year ended December 31, 2020. As a percentage of revenue, gross profit was 8.8% and 9.8% for the years ended December 31, 2021 and 2020, respectively. The increase in gross profit was primarily driven by an increase in revenue as discussed above, partially offset by a lower gross profit margin percentage. The decline in gross profit margin was primarily driven by issues at certain remediation and compliance projects, most of which are nearing completion, resulting from construction delays and supply chain issues, mostly affecting the fourth quarter of 2021.
Net loss attributable to Charah Solutions, Inc. decreased $50.0 million, or 89.6%, to $5.8 million for the year ended December 31, 2021 as compared to a net loss of $55.9 million for the year ended December 31, 2020. The decrease in loss was primarily attributable to a decrease in impairment expense, gains on sales of real estate, property and equipment, net, gain on sales-type lease, gain on ARO settlement, and an increase in gross profit. Impairment expense decreased $37.2 million, primarily driven by (i) the non-recurrence of a $21.0 million impairment of the Charah Solutions trade name indefinite-lived intangible asset, (ii) a decrease of $9.8 million of impairments of certain grinding technology equipment and construction in progress assets and intangible asset, and (iii) the non-recurrence of a $6.4 million impairment related to our structural fill site asset resulting from the expiration of the purchase option liability. Gains on sales of real estate, property and equipment, net increased $23.5 million due to the commencement of operations on the Gibbons Creek ERT project in 2021, which led to sales of certain parcels of land acquired and increased scrap sales from the demolition of the power plant, as well as due to the sale of certain grinding-related assets. Gain on sales-type lease increased $5.6 million due to the recognition of a parcel transferred under a sales-type lease at an ERT project. Gain on ARO settlements increased $3.6 million due to differences between the estimated costs used in the measurement of the fair value of the Company's AROs at our Gibbons Creek ERT project and the actual expenditures incurred for specific remediation tasks recognized on a proportionate basis. These positive drivers were partially offset by the non-recurrence of the gain on change in contingent payment liability of $9.7 million and increases in general and administrative expenses and other operating expenses from ERT services. General and administrative expenses increased $8.1 million, primarily attributable to the absence of a $7.1 million reduction in expense from the expiration of our purchase option liability on our structural fill sites. Other operating expenses from ERT services increased $5.1 million due to expenses associated with the commencement of operations on the Gibbons Creek ERT project in 2021.
Adjusted EBITDA(1) increased $25.8 million to $40.1 million for the year ended December 31, 2021 as compared to $14.2 million for the year ended December 31, 2020. Adjusted free cash flow(1) increased $35.9 million to $52.6 million for the year ended December 31, 2021 from $16.7 million for the year ended December 31, 2020 due primarily to the acceleration of the Gibbons Creek ERT project beginning in 2021, particularly the receipt of proceeds from the sale of 80% of the Gibbons Creek acreage in the fourth quarter of 2021 and the sales of scrap beginning in the second quarter of 2021 and continuing throughout the year.
(1)This is a non-GAAP financial measure; see below for an explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure.
Business Developments
New Business Awards
For the full year 2021, we were awarded new business totaling $840 million, which exceeded our previous record of $715 million awarded in 2020. The 2021 awards span all of our lines of business and included two ERT projects, two large and several mid-size and smaller remediation and compliance projects, several ash marketing agreements, and multiple renewals of existing contracts. The full year 2021 result included approximately $35 million that was awarded after our third quarter 2021 earnings release last November. The most significant of these recent awards was with a Midwestern utility for ash pond closures at one of its coal-fired power plants.
EPA Action Regarding Coal Combustion Residuals Regulation
On January 11, 2022, the EPA issued a ruling that expands and strengthens regulations affecting coal ash and groundwater management of mandated surface impoundments and landfills. The ruling provides for enforcement regulations for the 2015 Coal Combustion Residuals (“CCR”) regulation and advances the EPA’s commitment to preventing groundwater contamination from coal ash. We view this development as very positive for our addressable market over the next few years, as it significantly expands the amount of remediation work utilities will be required to perform. However, based on the scope of the announcement, it may delay the timing of bids that had been expected to occur in the near term as power generation owners further assess the ruling to develop or revise their compliance plans.
ERT Services
2021 was an excellent year for our ERT business as we continued to capitalize on opportunities to leverage our innovative and sustainable solutions to meet the evolving and increasingly complex needs of power generation owners as they seek to retire and decommission older or less economically viable generating assets while minimizing costs and maximizing the value of the assets and improving the environment. Our unique ability to provide a single-source solution for large-scale, complex environmental challenges continues to position us as a strong partner for existing and potential new customers. We continue to believe that our approach possesses unique competitive advantages and benefits for our customers compared to other alternatives. In particular, we believe that our innovative ERT services are especially well-suited to independent power producers across the United States as well as globally, which require bespoke, cost-effective solutions to their asset retirement requirements, and we are continuing to expand our resources to grow this category of our business.
Gibbons Creek: In December 2021, we closed on the sale of nearly 80% of real property acreage at the site to a local investor group for net cash proceeds of $23.6 million. The sale included the reservoir, dam and spillway. In March 2022, we announced a contract for the sale of the remaining real property acreage, which includes the site’s higher value commercial and infrastructure assets, to another third party, with closing expected in the third quarter of this year. The planned implosion and demolition of the plant was completed in October 2021. With demolition completed, scrap sales accelerated in the fourth quarter, and we expect that to continue into the first half of 2022. Additionally, we were able to recognize gains on our AROs at Gibbons Creek due to differences between the estimated costs used in the measurement of the fair value of the AROs and the actual expenditures incurred for specific remediation tasks.
B.C. Cobb: This project for Consumers Energy involved remediation of the existing ash ponds, and repurposing of the site to natural wetlands along the shore of Lake Michigan. Work is progressing well and the remediation is nearing completion, with all ash now removed from the site.
Avon Lake: We expect to close on the acquisition of the Avon Lake Generating Station and adjacent property from GenOn in April 2022. We have commenced planning for the environmental remediation and sustainable redevelopment of the property and will begin physical work in April with a focus on commencing plant and coal yard remediation. We have also engaged an architect who, together with our real estate partners, has worked with the City of Avon Lake in developing a master plan for the site that has been received positively. As part of this process, we expect to engage Ohio vendors, contractors, and workforce.
Cheswick: In December 2021, we signed an agreement to acquire the 565 megawatt coal-fired Cheswick Generating Station, the Lefever Ash Landfill and the Monarch Wastewater Treatment Facility from GenOn in April 2022 after the plant ceases operation in March 2022. Similar to Avon Lake, we have commenced environmental remediation and site redevelopment planning efforts and after closing we will immediately start plant and coal yard remediation. The site location and attributes have garnered positive feedback from the local industry. We plan to engage Pennsylvania vendors, contractors, and workforce.
For both Avon Lake and Cheswick, we have retained a third party to provide real estate advisory, development, and brokerage services to oversee the redevelopment of the properties in an environmentally conscious manner and future sales of the remediated properties. We are working with the local communities to position these properties to expand economic activity and benefit the surrounding areas through job creation.
Remediation and Compliance
Remediation and compliance continues to be the highest potential growth engine of our Company. The EPA has estimated that there are more than 1,000 active and inactive on-site landfill and surface impoundments, including 500 that have groundwater contact issues, substantially all of which will require remediation or closure. These sites will require significant capital expenditures from their owners and specialized environmental expertise to monitor them on an ongoing basis, remediate and relocate the waste, or completely close. We believe that the January 11, 2022 EPA announcement that expands and strengthens regulations affecting coal ash and groundwater management of mandated surface impoundments and landfills is very positive for our addressable market over the next few years, as it significantly expands the amount of remediation work utilities will be required to perform. However, as noted above, based on the scope of the announcement, it may delay the timing of bids that had been expected to occur in the near term as power generation owners further assess the ruling to develop or revise their compliance plans. We continue to see significant growth opportunities in our remediation and compliance business as we believe we are a partner-of-choice for our customers due to our reputation as a leader in quality and safety, domain experience and compliance record, all of which are key criteria for our customers.
In the fourth quarter of 2021, we successfully completed the first phase of the coal ash reclamation project for Dominion Energy. The two long-term ash pond closure projects at a major southeastern utility that we announced in early 2021 are continuing to ramp and are progressing well. We also commenced work on multiple mid-size projects, including the recently awarded ash pond closure project in the Midwest. As noted, we experienced construction delays and supply chain issues at certain projects, most of which are nearing completion.
Byproduct Services
Byproduct services revenue decreased slightly year-over-year, primarily due to the dissolution of our Ash Ventures LLC joint venture in the second quarter of 2021. We are optimistic that we will reach our first commercial agreement for the use of our EnviroSourceTM technology in the first half of 2022. We are also optimistic that this business will benefit over time from recently enacted infrastructure legislation, which is expected to increase the demand for concrete over a multi-year period. Recycled fly ash provides an environmentally conscious replacement for Portland cement in the production of ready-mix concrete and concrete products.
Raw Materials Sales
As noted, raw materials sales decreased year over year. Sales were affected by logistical issues that affected the movement of coal ash by ship, barge, rail and truck, in part due to tight labor market conditions and the impacts of the COVID-19 pandemic. As a result, we did not import coal ash from Europe, and we imported less from Asia than expected. Sales were also affected by a change in sales mix for the year that was expected.

ESG Reporting
While we will issue only our second annual environmental, social and governance (“ESG”) report in 2022, sustainability and a focus on ESG matters have been a part of our DNA for more than 30 years. Our commitments to the environment, sustainability, and good governance have set the cornerstone and placed Charah Solutions in a prominent position to the growing importance of both companies and investors who share an increasing focus on ESG in evaluating corporate performance. We set aggressive ESG goals across our company in 2021, and we achieved substantially all our 1-year ESG objectives in the key areas of environmental (sustainable land redevelopment, water, electricity and fuel consumption, and waste disposal), diversity and inclusion, and safety (our total recordable incident rate for 2021 was 0.32, and we had no lost time incidents). We are well on our way to meeting and exceeding our 3-year and 5-year goals due to the hard work and ongoing commitment of our employees at our 40 sites across the country. We expect to issue our second annual ESG Report early in the second quarter of 2022, showcasing our significant leadership in fulfilling our ESG commitments and sustainably preserving our natural resources for the betterment of our planet, our communities, and our customers.
New Credit Agreement
As we reported in our third quarter 2021 earnings release, we closed on a new credit agreement with JPMorgan Chase Bank, N.A. on November 9, 2021. The credit agreement provides for a four-year senior secured revolving credit facility of up to $30 million, plus an additional $5 million of capacity that is available for letters of credit which are supported by cash collateral provided by the Company. Availability under the Credit Agreement is subject to a borrowing base calculated based on the value of certain eligible inventory, accounts receivable and equipment of the Company.
The Credit Agreement provides for borrowings of either base rate loans or Eurodollar loans. Eurodollar Loans bear interest at a rate per annum equal to the Adjusted LIBOR for one, three or six months, plus an applicable margin of 2.25%. Base rate loans bear interest at a rate per annum equal to the greatest of (i) the agent bank’s reference rate, (ii) the federal funds effective rate plus 50 basis points and (iii) the rate for one month Adjusted LIBOR loans plus 100 basis points, plus an applicable rate of 125 basis points. The Credit Agreement contains provision for sustainability adjustments annually that will impact the applicable margin by between positive 0.05% and negative 0.05% based on the achievement, or lack thereof, of certain metrics agreed upon between JPMorgan and the Company and publicly reported through the Company’s annual non-financial sustainability report. We are not subject to any financial covenants under the new facility unless available liquidity falls below a minimum level, in which case we would be required to ensure that the Fixed Charge Coverage Ratio (as defined in the Credit Agreement) is not less than 1.00 to 1.00.
We do not expect to draw under the new facility, the primary purpose of which is for letters of credit. In November and December 2021, we reissued and replaced existing letters of credit that had been cash collateralized at our previous lending institution using the proceeds of a $17.9 million promissory note that we issued to B. Riley in August 2021. The cash collateral was released and used to repay the promissory note in full in late December 2021. At December 31, 2021, we had $19.0 million of letters of credit outstanding under the new facility.
2022 Guidance
This guidance is based on our current expectations of no material worsening of the COVID-19 pandemic, specifically including, but not limited to, no material customer work stoppages, no significant employee absences, no exacerbated supply chain or transportation issues and no government-mandated quarantines. Any worsening of the COVID-19 pandemic could materially affect our 2022 outlook. Although we have not experienced significant disruptions thus far from the pandemic due to the critical nature of our customers’ operations, the pandemic or any future major public health crisis could impact our business, consolidated results of operations and financial condition in the future. We are monitoring the impact on our business of current macroeconomic conditions, particularly with regard to the availability and cost of labor, and supply chain issues, particularly affecting transportation logistics and the availability of certain materials. We have observed an overall tightening and increasingly competitive labor market, although we have not experienced any material disruptions due to labor shortages. A sustained labor shortage or an increase in turnover, whether attributable to the COVID-19 pandemic or general macroeconomic conditions, could result in higher labor costs, for us or our subcontractors. Supply chain issues, including shortages of equipment, vehicles and construction supplies, affecting us or our subcontractors could increase our costs or cause delays in our ability to complete our projects. In addition, there are timing uncertainties associated with the startup of recently announced customer awards, including ERT awards. As with our 2021 results, the impact of weather, including hurricanes, excessive rain or moderate temperatures, could adversely affect our results. Considering these uncertainties, we are providing guidance within the following ranges:
•Revenue of $325 million to $365 million. The expected increase from the 2021 level of $293.2 million is primarily driven by the new business awards received in 2021 and the continued ramp of existing projects.

•Net loss attributable to Charah Solutions, Inc. of $8 million to $12 million, as compared to a net loss of $5.8 million in 2021. The expected increase in loss is primarily due to lower Adjusted EBITDA and higher interest expense associated with higher debt levels.

•Adjusted EBITDA(2) of $35 million to $40 million. As previously disclosed, the 2021 result of $40.1 million included a $5.6 million gain on a sales-type lease from an ERT project that closed in December 2020 but was not booked until January 2021. This gain is not expected to recur in 2022. The 2021 result also included significant gains on the Gibbons Creek ERT project, partially offset by adverse issues at certain remediation and compliance projects, most of which are expected to be completed by midyear 2022.

•Adjusted free cash flow(2) of $5 million to $15 million. The 2021 result of $52.6 million benefited from a significant upfront inflow of cash at the Gibbons Creek ERT project as well as cash flows received for the sale of scrap and real property. Upfront inflows of cash at the two newer ERT projects are expected to be more modest.

(2)The forward-looking measures of 2022 Adjusted EBITDA and Adjusted free cash flow are non-GAAP financial measures that cannot be reconciled to net loss attributable to Charah Solutions, Inc. and cash flows from operating activities, respectively, as the most directly comparable GAAP financial measure without unreasonable effort primarily because of the uncertainties involved in estimating forward-looking measures.
CONFERENCE CALL AND WEBCAST
Charah Solutions will host a conference call at 8:30 a.m. ET on Friday, April 1, 2022 to discuss the fourth quarter and full year 2021 results. Information contained within this press release will be referenced and should be considered in conjunction with the call.
To register to participate live on this conference call, please register at https://www.incommglobalevents.com/registration/q4inc/10495/charah-solutions-fourth-quarter-2021-earnings-call/. A confirmation email will be sent after registering, including dial-in details and a unique code for entry. We recommend registering a day in advance or, at a minimum, 15 minutes before the scheduled start time of the call. Participants may also listen to the conference call via webcast by visiting the Investor Relations section of the Charah Solutions website at ir.charah.com.
A webcast replay will be available on the Investors section of the Charah Solutions website at ir.charah.com after 11:30 a.m. ET on Friday, April 1, 2022. In addition, an audio replay will be available for one week following the call and will be accessible by dialing (866) 813-9403. The access code is 191590.
A supplementary presentation will also be available on the Investors section of the Charah Solutions website at ir.charah.com.
ABOUT CHARAH SOLUTIONS
With more than 30 years of experience, Charah Solutions, Inc. is a leading provider of environmental services and byproduct recycling to the power generation industry. Based in Louisville, Kentucky, Charah Solutions assists utilities and independent power producers with all aspects of sustainably managing and recycling ash byproducts generated from the combustion of coal in the production of electricity. The Company also designs and implements solutions for ash pond management and closure, landfill construction, structural fill projects, power plant remediation and site redevelopment. Charah Solutions is the partner of choice for solving customers' most complex environmental challenges, and as an industry leader in quality, safety, and compliance, the Company is committed to reducing greenhouse gas emissions for a cleaner energy future. For more information, please visit, please visit https://charah.com/.
Investor Contact
Roger Shannon, Chief Financial Officer and Treasurer
Charah Solutions, Inc.
ir@charah.com
(502) 245-1353
Media Contact
Tamara Davis
PriceWeber Marketing
media@charah.com
(270) 202-8516

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could,” and similar terms and phrases. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. See the Company’s Form 10-K for the year ended December 31, 2021 and other periodic reports as filed with the Securities and Exchange Commission for further information regarding risk factors.
Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
NON-GAAP FINANCIAL MEASURES
Adjusted EBITDA and Adjusted EBITDA margin are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted EBITDA as net earnings attributable to Charah Solutions, Inc. before income from discontinued operations, net of tax, loss on extinguishment of debt, impairment expense, gain on change in contingent payment liability, interest expense, income taxes, depreciation and amortization, equity-based compensation, and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue.
Management believes Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance compared to our peers, without regard to our financing methods or capital structure. Management excludes the items listed above from net loss attributable to Charah Solutions, Inc. in arriving at Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within Charah Solutions’ industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net loss attributable to Charah Solutions, Inc. determined according to GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Charah Solutions’ Adjusted EBITDA presentation should not be construed as an indication that the Company’s results will be unaffected by the items excluded from Adjusted EBITDA. Charah Solutions’ computations of Adjusted EBITDA may not be identical to other similarly titled measures of other companies. Charah Solutions uses Adjusted EBITDA margin to measure the Company’s business's success in managing its cost base and improving profitability. A reconciliation between Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., Charah Solutions’ most directly comparable financial measure calculated and presented in accordance with GAAP, along with a calculation of the Company’s Adjusted EBITDA margin is included in the supplemental financial data attached to this press release.
Adjusted net loss attributable to common stockholders and Adjusted loss per basic/diluted share are not financial measures determined in accordance with GAAP. Charah Solutions defines Adjusted net loss attributable to common stockholders as net loss as net loss attributable to common stockholders less, on a post-tax basis, income from discontinued operations, net of tax, and gain on change in contingent payment liability and plus, on a post-tax basis, loss on extinguishment of debt, impairment expense, and transaction-related expenses and other items. Management excludes the items listed above to provide a more meaningful comparison of the Company’s operating performance when compared to prior periods. Adjusted net loss and Adjusted loss per basic/diluted share should not be considered as an alternative to, or more meaningful than net loss attributable to common stockholders. or loss per basic/diluted share determined in accordance with GAAP. A reconciliation of Adjusted net loss and Adjusted loss per basic/diluted share to the most directly comparable financial measure calculated and presented in accordance with GAAP is provided in the supplemental financial data attached to this press release.
Adjusted free cash flow is not a financial measure determined in accordance with GAAP. We define Adjusted free cash flow as cash flows from operating activities, cash and restricted cash received from ERT transactions and proceeds from the sales of real estate, property and equipment, less cash used for capital expenditures. We include cash and restricted cash received from ERT transactions and proceeds from the sales of real estate, property and equipment and deduct cash used for capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider Adjusted free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The Company uses non-GAAP measures internally as a key performance measure of the results of operations for purposes of evaluating performance. These measures facilitate comparison of operating performance between periods and help investors to better understand the operating results of the Company by excluding certain items that may not be indicative of the Company's core business or operating results. The Company believes the use of these measures enables management and investors to evaluate and compare, from period to period, the Company’s operating performance in a meaningful and consistent manner. The non-GAAP measures are a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP and should not be considered as an alternative to, or more meaningful than, net income or earnings per basic/diluted share (as determined in accordance with GAAP) as a measure of our operating results.

CHARAH SOLUTIONS, INC.
Consolidated Balance Sheets
(amounts in thousands except par value amounts)

	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash	$24,266	$24,787
Restricted cash	34,908	4,424
Trade accounts receivable, net	49,303	46,609
Receivable from affiliate	—	182
Contract assets	26,844	18,329
Inventory	6,289	5,917
Income tax receivable	—	260
Prepaid expenses and other current assets	6,113	5,287
Total current assets	147,723	105,795
Real estate, property and equipment, net	70,473	49,470
Goodwill	62,193	62,193
Intangible assets, net	53,531	61,426
Equity method investments	7	831
Other assets	10,180	1,245
Total assets	$344,107	$280,960

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$30,641	$15,613
Contract liabilities	6,199	6,295
Capital lease obligations, current portion	6,979	2,199
Notes payable, current maturities	7,567	22,308
Asset retirement obligation	27,534	2,043
Accrued liabilities	36,874	34,937
Other liabilities	460	935
Total current liabilities	116,254	84,330
Deferred tax liabilities	949	368
Contingent payments for acquisitions	1,950	1,950
Asset retirement obligation	14,879	3,116
Line of credit	—	12,003
Capital lease obligations less current portion	19,444	4,485
Notes payable, less current maturities	133,661	124,969
Other liabilities	641	2,000
Total liabilities	287,778	233,221

Commitments and contingencies

Mezzanine equity
Series A Preferred Stock — $0.01 par value; 50 shares authorized, 26 shares issued and outstanding as of December 31, 2021; aggregate liquidation preference of $32,712 and $28,783 as of December 31, 2021 and 2020, respectively	35,532	27,423

Stockholders’ equity
Retained losses	(94,679)	(88,865)
Common Stock — $0.01 par value; 200,000 shares authorized, 33,408 and 30,077 shares issued and outstanding as of December 31, 2021 and 2020, respectively	334	300
Additional paid-in capital	114,880	108,471
Total stockholders’ equity	20,535	19,906
Non-controlling interest	262	410
Total equity	20,797	20,316
Total liabilities and equity	$344,107	$280,960

CHARAH SOLUTIONS, INC.
Consolidated Statements of Operations
(unaudited except year ended 2021 and 2020 amounts)
(amounts in thousands except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Revenue	$93,433	$65,680	$293,219	$232,377
Cost of sales	(89,489)	(61,309)	(267,321)	(209,570)
Gross profit	3,944	4,371	25,898	22,807
General and administrative expenses	(14,109)	(12,695)	(42,189)	(34,064)
Gain on sales-type lease	—	—	5,568	—
Gains on sales of real estate, property and equipment, net	17,302	—	23,543	—
Gain on ARO settlement	2,496	—	3,623	—
Other operating expenses from ERT services	(2,964)	—	(5,078)	—
Gain on change in contingent payment liability	—	9,702	—	9,702
Impairment expense	—	(31,615)	(827)	(38,014)
Operating income (loss)	6,669	(30,237)	10,538	(39,569)
Interest expense, net	(5,137)	(3,309)	(15,227)	(13,774)
Loss on extinguishment of debt	—	—	(638)	(8,603)
(Loss) income from equity method investment	—	(3,763)	191	(2,516)
Income (loss) from continuing operations before income taxes	1,532	(37,309)	(5,136)	(64,462)
Income tax (expense) benefit	(229)	1,522	(661)	914
Income (loss) from continuing operations, net of tax	1,303	(35,787)	(5,797)	(63,548)
Income from discontinued operations, net of tax	—	1,944	—	8,883
Net income (loss)	1,303	(33,843)	(5,797)	(54,665)
Less (loss) income attributable to non-controlling interest	(13)	18	17	1,198
Net income (loss) attributable to Charah Solutions, Inc.	$1,316	$(33,861)	$(5,814)	$(55,863)
Amounts attributable to Charah Solutions, Inc.
Income (loss) from continuing operations, net of tax and non-controlling interest	$1,316	$(35,805)	$(5,814)	$(64,746)
Deemed and imputed dividends on Series A Preferred Stock	(149)	(147)	(592)	(461)
Series A Preferred Stock dividends	(1,995)	(2,218)	(8,156)	(4,064)
Net loss from continuing operations attributable to common stockholders	(828)	(38,170)	(14,562)	(69,271)
Net income from discontinued operations	—	1,944	—	8,883
Net loss attributable to common stockholders	$(828)	$(36,226)	$(14,562)	$(60,388)

Net loss from continuing operations per common share
Basic	$(0.02)	$(1.27)	$(0.46)	$(2.32)
Diluted	$(0.02)	$(1.27)	$(0.46)	$(2.32)

Net income from discontinued operations per common share
Basic	$—	$0.06	$—	$0.30
Diluted	$—	$0.06	$—	$0.30

Net loss attributable to common stockholders per common share
Basic	$(0.02)	$(1.21)	$(0.46)	$(2.02)
Diluted	$(0.02)	$(1.21)	$(0.46)	$(2.02)

Weighted-average shares outstanding used in loss per common share:
Basic	33,408	30,030	31,573	29,897
Diluted	33,408	30,030	31,573	29,897

CHARAH SOLUTIONS, INC.
Consolidated Statements of Cash Flows
(amounts in thousands)

	Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(5,797)	$(54,665)
Adjustments to reconcile net loss to net cash and restricted cash (used in) provided by operating activities:
Depreciation and amortization	24,612	19,886
Loss on extinguishment of debt	638	8,603
Paid-in-kind interest on long-term debt	2,844	4,448
Impairment expense	827	40,772
Amortization of debt issuance costs	1,086	599
Deferred income tax expense (benefit)	581	(835)
Gain on sales-type lease	(5,568)
(Gain) loss on sales of real estate, property and equipment	(23,436)	708
(Income) loss from equity method investment	(191)	2,516
Distributions received from equity investment	—	1,731
Non-cash share-based compensation	2,702	2,539
Loss (gain) on interest rate swap	270	(181)
Interest rate swap settlement	(745)
Gain on ARO settlement	(3,623)
Gain on change in contingent payment liability	—	(9,702)
Interest accreted on contingent payments for acquisition	—	171
Increase (decrease) in cash and restricted cash due to changes in:
Trade accounts receivable	105	(21,791)
Contract assets and liabilities	(8,612)	8,025
Inventory	(803)	6,037
Accounts payable	13,636	(457)
Asset retirement obligation	(9,712)	(9,694)
Accrued expenses and other liabilities	1,020	13,812
Net cash and restricted cash (used in) provided by operating activities	(10,166)	12,522
Cash flows from investing activities:
Proceeds from the sales of real estate, property and equipment	36,383	1,517
Purchases of property and equipment	(8,499)	(4,304)
Proceeds from sale-leaseback transaction	—	7,000
Cash and restricted cash received from ERT transaction	34,900
Payments of working capital adjustment and other items for the sale of subsidiary	(7,367)
Proceeds from the sale of subsidiary, net of subsidiary cash	—	37,860
Distributions received from equity method investment	1,015
Net cash and restricted cash provided by (used in) investing activities	56,432	42,073

	Year Ended December 31,
	2021	2020
Cash flows from financing activities:
Net payments on line of credit	(12,003)	(6,997)
Proceeds from senior unsecured notes	135,000	—
Proceeds from term loan	—	15,000
Proceeds from promissory note	17,852	—
Proceeds from equipment and other debt	3,449	3,897
Principal payments on term loan	(128,083)	(46,397)
Principal payments on promissory note	(17,852)	—
Principal payments on equipment and other debt	(8,841)	(17,599)
Payments of debt issuance costs	(13,380)	(1,623)
Principal payments on capital lease obligations	(4,768)	(316)
Taxes paid related to net settlement of shares	(512)	(150)
Net proceeds from issuance of convertible Series A Preferred Stock	—	24,253
Proceeds from issuance of common stock	13,000	—
Distributions to non-controlling interest	(165)	(1,580)
Net cash and restricted cash (used in) financing activities	(16,303)	(31,512)
Net increase (decrease) in cash and restricted cash	29,963	23,083
Cash and restricted cash, beginning of period	29,211	6,128
Cash and restricted cash, end of period	$59,174	$29,211

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$12,579	$13,331
Cash paid (refunded) during the year for taxes	884	(942)

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Charah Solutions, Inc. to Adjusted EBITDA
(amounts in thousands)
(Unaudited)
We define Adjusted EBITDA as net loss attributable to Charah Solutions, Inc. before income from discontinued operations, net of tax, interest expense, net, loss on extinguishment of debt, income tax expense (benefit), depreciation and amortization, equity-based compensation, impairment expense, Gain on change in contingent payment liability and transaction-related expenses and other items. Adjusted EBITDA margin represents the ratio of Adjusted EBITDA to total revenue. We believe Adjusted EBITDA and Adjusted EBITDA margin are useful performance measures because they allow for an effective evaluation of our operating performance compared to our peers, without regard to our financing methods or capital structure.
The following table presents a reconciliation of Adjusted EBITDA to net loss attributable to Charah Solutions, Inc., our most directly comparable financial measure calculated and presented in accordance with GAAP, along with our Adjusted EBITDA margin.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net income (loss) attributable to Charah Solutions, Inc.	$1,316	$(33,861)	$(5,814)	$(55,863)
Income from discontinued operations, net of tax	—	(1,944)	—	(8,883)
Interest expense, net(1)	5,137	3,732	15,227	13,774
Loss on extinguishment of debt(1)	—	—	638	8,603
Impairment expense(1)	—	38,173	827	44,572
Gain on change in contingent payment liability(1)	—	(9,702)	—	(9,702)
Income tax expense (benefit)(1)	229	(1,522)	661	(914)
Depreciation and amortization(1)	6,034	6,568	24,612	19,131
Equity-based compensation(1)	935	593	2,702	2,394
Transaction-related expenses and other items(1)	45	42	1,219	1,130
Adjusted EBITDA	$13,696	$2,079	$40,072	$14,242
Adjusted EBITDA margin(3)	14.7%	3.8%	13.7%	6.1%
(1)Represents amounts for continuing operations only.
(2)Represents expenses associated with the Amendment to the Credit Facility, non-recurring legal costs and expenses and other miscellaneous items.
(3)Adjusted EBITDA margin is a non-GAAP financial measure that represents the ratio of Adjusted EBITDA to total revenue. We use Adjusted EBITDA margin to measure the success of our businesses in managing our cost base and improving profitability.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Net Loss Attributable to Common Stockholders to Adjusted Net Loss and
Adjusted Loss per Diluted Share
(amounts in thousands)
(Unaudited)
Adjusted net loss attributable to common stockholders and Adjusted loss per basic/diluted share are non-GAAP financial measures. We define Adjusted net loss attributable to common stockholders as net loss attributable to common stockholders less, on a post-tax basis, income from discontinued operations, net of tax, and gain on change in contingent payment liability and plus, on a post-tax basis, loss on extinguishment of debt, impairment expense and transaction-related expenses and other items. Adjusted loss per basic/diluted share is based on Adjusted net loss attributable to common stockholders.
The following represents a reconciliation of net loss attributable to common stockholders, our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted net loss attributable to common stockholders and Adjusted loss per basic/diluted share.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net loss attributable to common stockholders	$(828)	$(36,226)	$(14,562)	$(60,388)
Income from discontinued operations, net of tax	—	(1,944)	—	(8,883)
Income tax expense (benefit)	229	(1,522)	661	(914)
Loss on extinguishment of debt	—	—	638	8,603
Impairment expense	—	38,173	827	44,572
Gain on change in contingent payment liability	—	(9,702)	—	(9,702)
Transaction-related expenses and other items(1)	45	42	1,219	1,130
Adjusted loss before income taxes attributable to common stockholders	$(554)	$(11,179)	$(11,217)	$(25,582)
Adjusted income tax (expense) benefit(2)	(83)	458	(1,444)	358
Adjusted net loss attributable to common stockholders	$(637)	$(10,721)	$(12,661)	$(25,224)
Weighted average basic/diluted share count(3)	33,408	30,030	31,573	29,897
Adjusted loss per diluted share	$(0.02)	$(0.36)	$(0.40)	$(0.84)
(1)Represents expenses associated with the Amendment to the Credit Facility, severance costs and other miscellaneous items.
(2)Represents the effective tax rate of 14.9% and 4.1% for the three months ended December 31, 2021 and 2020 respectively and (12.9)% and 1.4% for the year ended December 31, 2021 and 2020, respectively, multiplied by adjusted net loss before income taxes attributable to common stockholders.
(3)As a result of the adjusted net loss per share for the three months and year ended December 31, 2021 and 2020, the inclusion of all potentially dilutive shares would be anti-dilutive. Therefore, dilutive shares (in thousands) of 12,740 and 1,558 were excluded from the computation of the weighted-average shares for diluted adjusted net loss per share for the three months ended December 31, 2021 and 2020, respectively, and dilutive shares (in thousands) of 12,234 and 1,510 were excluded from the computation of the weighted-average shares for diluted adjusted net loss per share for the years ended, December 31, 2021 and 2020, respectively.

CHARAH SOLUTIONS, INC.
Non-GAAP Reconciliation: Cash Flows from Operating Activities to Adjusted Free Cash Flow
(amounts in thousands)
(Unaudited)
We define Adjusted free cash flow as cash flows from operating activities, cash and restricted cash received from ERT transactions and proceeds from the sales of real estate, property and equipment, less cash used for capital expenditures. We include cash and restricted cash received from ERT transactions and proceeds from the sales of real estate, property and equipment and deduct cash used for capital expenditures because we consider them to be a necessary component of our ongoing operations. We consider Adjusted free cash flow to be a measure that provides useful information to management and investors about the amount of cash generated by the business that can be used for investing in our business and strengthening our balance sheet, but it is not intended to represent the amount of cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from this measure.
The following represents a reconciliation of net cash (used in) provided by operating activities, our most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted free cash flow. The presentation of Adjusted free cash flow is not meant to be considered in isolation or as an alternative to net cash provided by (used in) operating activities as a measure of liquidity.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
Net cash (used in) provided by operating activities	$(12,194)	$1,623	(10,166)	12,522
Cash and restricted cash received from ERT transactions	—	—	34,900	—
Proceeds from the sales of property and equipment	26,269	7,819	36,383	8,517
Capital expenditures:
Maintenance and growth	(1,196)	(748)	(5,825)	(3,987)
Land improvements	(279)	—	(2,674)	—
Technology	—	—	—	(317)
Total capital expenditures	(1,475)	(748)	(8,499)	(4,304)
Adjusted free cash flow	$12,600	$8,694	$52,618	$16,735